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                                                                   Exhibit 10.41

                  AGREEMENT ON THE SALE AND PURCHASE OF ASSETS


between

         1. "ORION" Funfundachtzigste Beteiligungsgesellschaft mbH (hereinafter referred to as "Rockford MB Quart Akustik GmbH"), Senckenberganlage 20-22, 60325 Frankfurt am Main (in future: referred to as "Neckarstr. 20, 74847 Obrigheim"), legally represented by the sole Chief Executive, James W. Thompson, with exclusive powers of representation, resident at the above business address

                           -        hereinafter referred to as the "Buyer" -

and

         2. Dr. Dr. Werner Schreiber, Attorney-at-Law, with his business address in Blumenstrasse 17, 69115 Heidelberg, in his capacity as the Insolvency Liquidator of the assets of MB Quart Akustik GmbH, Neckarstr. 20, 74847 Obrigheim

                           - hereinafter referred to as the "Seller" or the Insolvency Liquidator" -


Insolvency proceedings were opened on the assets of MB Quart Akustik GmbH, Obrigheim (hereinafter referred to as the "Debtor") with the resolution of the Mosbach Local Court dated July 1, 2001 and Dr. Werner Schreiber, Attorney-at-Law, was therein appointed as the Insolvency Liquidator.
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By way of a so-called figurative remediation, the business operations of the
Debtor conducted in Obrigheim and most of the assets attributable to the aforesaid business operations are to be segregated out from the asset estate of the company in accordance with the following provisions of the present Agreement. The Buyer wishes to buy the aforesaid assets. In this way, entrepreneurial activities are to be maintained and jobs are to be saved in the interest of all concerned.

The following applies in detail in the aforesaid respect:
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                                    SECTION 1
                      SALE, PURCHASE AND TRANSFER OF ASSETS

(1) The Seller shall sell the following assets to the accepting Buyer with economic effect from September 1, 2001 (hereinafter referred to as the "Transfer Date"):

         a) Fixed assets in Neckarstrasse 20 in Obrigheim and any other locations as set out in Appendix 1, insofar as the aforesaid assets are owned by the company and form part of the assets of the company on the Transfer Date. Assets belonging to third parties (especially leasing or collateral ownership or goods with a reservation of title, etc.) shall not be included in the aforesaid sale and transfer. Assets are to be sold, however, which are subject to the mortgage accessory liability in favour of Deutsche Genossenschafts-Hypothekenbank AG and transferred by way of security to Sudwestbank AG. All tools of the Debtor in Obrigheim and any other location shall also form part of the sale.

         b) Inventories of the Debtor (raw materials and supplies, work-in-process, finished goods and merchandise) as per the Transfer Date shall form part of the sale or transfer insofar as they are available at Neckarstrasse 20 in Obrigheim or any other location on the Transfer Date and insofar as they are the property of the Debtor and form part of the assets of the Debtor. Assets owned by third parties (especially leased or collateral assets or assets with a reservation of title) shall not form part of the sale and transfer, however. The inventories which have been assigned to Sudwestbank AG by way of security shall form part of the sale, however. Goods in transit shall be allocated to the relevant inventories and shall likewise be sold unless the relevant shipment is made "free on board" (fob).
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         c)       All intangible assets of the Debtor, including know-how and especially logos and trademarks, in particular domain names and design and utility patents as set out in Appendix 2.

         d) Accounts receivable of the Debtor from MB Quart Electronics U.S.A., Inc., Walepole, MA, USA, in the amount of DM 2,000,00.00 (in words: two million Deutschmarks)

         e) All information, documents, correspondence, etc., attributable to all the assets referred to above if the above information, documents and correspondence, etc., are legally transferable.

(2) If separate documents or deeds have to be prepared or if any other measures have to be carried out in order to effect the transfer of the assets to be sold to the Buyer in accordance with the present Agreement, the parties shall undertake to prepare such deeds and documents and to carry out such measures. If special costs are incurred for the aforesaid purpose, these shall be borne by the Buyer.

                                    SECTION 2
                                 PURCHASE PRICE

(1) The purchase price for the fixed assets, including the tools referred to in Section 1 (1) a), shall be:

         DM 1,000,000.00
         (IN WORDS: ONE MILLION DEUTSCHMARKS)

(2) The purchase price for the inventories referred to in Section 1 (1) b), shall be

         DM 3,325,00.00
         (IN WORDS: THREE MILLION THREE HUNDRED AND TWENTY FIVE THOUSAND DEUTSCHMARKS)
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(3)      The purchase price for the intangible assets referred to in
         Section 1 (1) c), shall be

         DM 2,000,000.00
         (IN WORDS: TWO MILLION DEUTSCHMARKS)

(4)      The purchase price for the accounts receivable referred to in
         Section 1 (1) d), shall be

         DM 2,000,000.00
         (IN WORDS: TWO MILLION DEUTSCHMARKS)

         The purchase price for the accounts receivable shall be reduced correspondingly if the amount of the accounts receivable from MB Quart Electronics U.S.A., Inc., Walepole, MA, USA, are less than DM 2,000,000.00 at 0.00 hours on September 1, 2001. If the accounts receivable are more than DM 2,000,000.00 at 0.00 hours on September 1, 2001, the amount of the accounts receivable exceeding DM 2,000,000.00 shall not be sold.

(5) The parties are working on the assumption that the business operations will be sold as a whole under the present Agreement and that the sale will not be taxable within the meaning of Section 1, para. 1 a) of the German Turnover Tax Act (UStG). If this assumption is incorrect, turnover tax at the statutory rate shall be due in addition to the purchase price (at present 16%). In this event, the Seller shall undertake to issue an invoice in which the value-added tax is shown separately.

(6) The purchase price shall be due and payable on September 12, 2001. Payment shall be made on the due date to the escrow account of the Insolvency Liquidator No. 313 72 96 with Sparkasse Mosbach (Bank Sorting Code 674 500 48) or by presentation of a confirmed cheque to the Insolvency Liquidator. The purchase price shall initially be used to settle the preferential right to the assets sold and the right of Sudwestbank and Deutsche Genossenschafts-Hypothekenbank AG.
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(7)      The Buyer shall be in delay if it fails to pay in response to a reminder issued by the Seller after the due date of the purchase price. Regardless of the aforesaid, the Buyer shall be in delay if it makes no remittance by the payment date specified in para. 6. This shall not prejudice the statutory ruling under which the Debtors (Buyer) is also in delay thirty days after receipt of the corresponding invoice.


                                    SECTION 3
                                COLLATERAL RIGHTS

(1) The Buyer is aware that the assets sold under the terms of the present Agreement may be encumbered with collateral rights of the Debtor's creditors, e.g. lien rights and similar rights. The Buyer hereby undertakes to return such assets to the entitled parties at the request of the Insolvency Liquidator if the Insolvency Liquidator does not succeed in settling the aforesaid third party rights of the creditors with the purchase price received for the assets in question.

(2) If assets sold to the Buyer are to be returned by the Buyer for the aforesaid reasons, the Seller shall reimburse the buyer with that part of the purchase price which is attributable to the assets in question.

(3) With regard to the tools sold to the Buyer, it must be anticipated that a number of suppliers will refuse to return the tools in their possession in view of the non-collection of receivables which have to be anticipated and/or which have already occurred and that they will enforce their retention rights accordingly. The Buyer shall not be able to enforce rights against the Seller in this respect therefore.
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                                    SECTION 4
                    TRANSFER, TRANSFERANCE OF TITLE AND XXXXX

(1) The contracting parties are in agreement that possession and ownership of the assets sold in accordance with Section 1 (1) shall pass to the Buyer upon full and complete payment of the whole purchase price (if necessary including turnover tax).

(2) After the transfer date, the Buyer shall be entitled to continue the business operations in its own name and for its own account. The Insolvency Liquidator shall support the Buyer in this respect until September 12, 2001 at least.

(3) Subject to approval by the respective contracting party, the Buyer shall have the right to enter into all ongoing rental, leasing and maintenance contracts and similar contracts of the Debtor (which have not yet been fully performed from a financial and/or legal point of view). In this event, the Buyer shall indemnify the Insolvency Liquidator in respect of all such rental and leading obligations (namely payment obligations) with effect from the aforesaid date. The declaration of the Buyer in the aforesaid respect must be received by September 21, 2001 at the latest.

(4) With effect from the transfer date, the Buyer shall be obliged to enter into all existing legal and/or financial but not yet full performed delivery obligations towards customers and contracts with suppliers and any other contracts entered into with the diligence of a prudent insolvency liquidator for ensuring the continuation of business operations instructed by the Insolvency Court provided performance is necessary by the Insolvency Liquidator in settlement of a liability of the bankrupt party's estate. In the aforesaid case, the Buyer shall also indemnify the Insolvency Liquidator against its contractual obligations (especially his payment obligations). Entrepreneurial responsibility for disruption-free deliveries to customers is also linked with the transfer of ownership.
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(5)      The contracting parties shall make very effort to ensure that the parties concerned with the legal relationships to be transferred to the Buyer (namely customers and suppliers) express their approval of the aforesaid transfers and to the entry of the Buyer in the aforesaid legal relationships. If the persons involved in such contracts refuse to give their approval, however, the contract in question and/or the relevant legal relationship shall be treated between the Seller and the Buyer in relations per se as if the contracts in question had been transferred to the Buyer, with the result that the Buyer performs the contract in question in the name of the Insolvency Liquidator but for the account of the Buyer - if legally permissible - and accepts the performance of the contract by the third party in question.

(6) All performances by the Debtor or the Insolvency Liquidator up to the transfer date shall be for the account of the Seller and, as from the transfer date, for the account of the Buyer. If the Seller or the Debtor makes payments before the transfer date in respect of a legal relationship to the transferred to the Buyer - e.g. makes advance payments to suppliers on account of orders, or if the Seller or the Debtor has carried out any other performances but the relevant financial benefits only accrue after the transfer date, the Buyer shall be obliged to refund the share accruing to the Seller. This shall also apply to insurances which the Seller has taken out and also to utility and other costs such as water, electricity and telephones, etc. A statement of account shall be sent by the Buyer on the 30th of each month. Settlement shall be made within two weeks of the aforesaid statement of account but no later than on the 15th of the month following the date of the statement of account.


                                    SECTION 5
                              WARRANTY AND SET-OFF

All forms of warranty and/or compensation claims by the Buyer against the Insolvency Liquidator shall be excluded (unless they are attributable to wilful intent or gross negligence). The assets sold to the Buyer shall be sold in their present con-
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dition. The Buyer hereby confirms that it has carried out detailed inspections of the subject matter of the purchase.


                                    SECTION 6
                                      JOBS

The Buyer is aware that the Debtor has 170 employees. The Buyer is also aware that the remediation agreed with the present contract constitutes a business transfer within the meaning of Section 613 a of the German Civil Code. The Buyer also expressly undertakes to take over all employees and trainees of the Debtor and to indemnify the Insolvency Liquidator against all and any claims arising from existing contracts of employment. The Insolvency Liquidator offers no guarantee for the fact that the employees will also be prepared to enter into a contract of employment with the Buyer. The parties are in agreement that there will be no indemnification whatsoever of the Buyer by the Seller and that all forms of indemnification are excluded.


                                    SECTION 7
                                SERVICE AGREEMENT

(1) The Buyer shall ensure that the Insolvency Liquidator is gratuitously provided with all details and information which are required for an orderly and proper execution of the insolvency proceedings. The Insolvency Liquidator shall have access to the business documents and business premises in accordance with the relevant insolvency law regulations. The Buyer shall provide personal assistance to the Seller to the extent that the Seller considers such assistance necessary for an orderly and proper execution of the insolvency proceedings.
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(2)      Appropriate rooms and facilities shall be made available to the Seller in addition to the existing infrastructure (PC's, printers, telephones, telefax, and office material, etc.) required for an orderly and proper execution of the insolvency proceedings.

(3) The Seller shall in future also retain an unlimited right of access to business documents taken over by the Buyer insofar as such documents relate to the business operations of the Debtor up to the Transfer Date. The same shall apply to third parties specified by the Seller who wish to inspect the aforesaid documents. The Buyer hereby undertakes to retain the books of account and other accounting records of the Debtor in accordance with the relevant commercial law regulations.

(4) The Buyer shall undertake to assist the Seller with the collection of trade accounts receivable of the Debtor or the Insolvency Liquidator for deliveries and services which have not been sold to the Buyer, also including accounts receivable from affiliated companies (hereinafter referred to as "old accounts receivable"). The parties are in agreement that payments by debtors of the Debtor or the Insolvency Liquidator (third party debtors) accrue in relations per se to the Insolvency Liquidator up to full and complete settlement of the old accounts receivable relating to the relevant third party debtors (even if payments are involved for performances of the Buyer after the Transfer
         Date) and shall immediately transfer the aforesaid to the Insolvency Liquidator insofar as they are received by the Buyer.


                                    SECTION 8
                                  MISCELLANEOUS

(1) The present Agreement is concluded on the following suspensive conditions, namely:

         -        approval by the creditors' committee;
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         -        the binding written confirmation of Sudwestbank AG and
                  Deutsche Genossenschafts-Hypothekenbank AG that they are in agreement with the sale, assignment and transfer of the assets and rights assigned to them by way of security and the assets subject to the accessory liability and that they will release their rights concurrently with the onward transmission of the purchase prices attributable to the individual assets (or a lower amount).

         - the conclusion of the Sale and Purchase Agreement enclosed as Appendix 3 for the company property in Obrigheim, the depositing of the purchase price agreed in the aforesaid Sales and Purchase Agreement and the registration of the prior notice of conveyance and the conclusion and settlement of the Sales and Purchase Agreement enclosed as Appendix 4 relating to the shares of the Debtor in MB Quart Inc.

(2) If the aforesaid conditions fail to materialize, the Buyer shall be entitled to no compensation or claims regardless of their legal cause. In this case, the relevant legal relationships shall be reversed in accordance with the principles of unjustified enrichment. The Buyer shall then be reimbursed with the necessary costs incurred for the continuation of business and the reversal, with the exception of wages, salaries and ancillary benefits paid. It is agreed by the contracting party that the net added value achieved in the event of a reversal for the period of the continuation of business operations by the Buyer shall accrue to the Buyer if the reversal is based on the fact that the creditors' committee does not approve the Agreement.

(3) The charges, costs and expenses associated with the present Agreement and incurred in connection with the transfer of assets shall be borne by the Buyer. Notwithstanding the aforesaid, each contracting party shall bear its own costs and taxes and also the costs of heir respective consultants and accountants.

(4)      The Appendices shall form an integral part of the present Agreement.
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(5)      The present Agreement shall be governed by the laws of Germany. The legal venue is Mosbach, Germany, in accordance with Section 19 a of the German Code of Civil Procedure (ZPO).

(6) All amendments and supplements to the present Agreement must be made in writing in order to be valid. The same shall apply to any supplements or any rescission of this written form requirement clause. Any declarations or statements to be issued on the strength of the present Agreement must be made in writing in order to be valid.

(7) If individual provisions or part of the present agreement are invalid, or become invalid, the validity of the Agreement shall remain in full force and effect. The contracting parties shall undertake to replace the invalid provisions or parts thereof by agreements which comes as close as possible to the original economic intention of the invalid provisions or parts therefore. The same procedure shall also apply in the event of any gaps in the present Agreement.



Frankfurt am Main, August 31, 2001




Signature                                      Signature
/s/ James M. Thomson                           /s/ Dr. Schreiber
-----------------------------                 --------------------------------
As Chief Executive                             Dr. Schreiber,
                                               Attorney-at-Law,
                                               As Insolvency Liquidator